Exhibit 99.2


NEWS BULLETIN
    FROM:
CalAmp Logo                                     CalAmp Corp.
                                                1401 N. Rice Avenue
                                                Oxnard, CA  93030
                                                Nasdaq:  CAMP
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For Further Information:

AT THE COMPANY:             AT FINANCIAL RELATIONS BOARD:
Rick Vitelle                Lasse Glassen
Chief Financial Officer     General Information
(805)987-9000               (310)854-8313
                            lglassen@financialrelationsboard.com

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FOR IMMEDIATE RELEASE


           CalAmp Reports FY 2006 Fourth Quarter and Year-End Results

    *	Company Achieves Record Full Year EPS of $0.62, Up 72% Over Prior Year
    *	Fourth Quarter Revenues of $47.8M and $0.15 EPS


OXNARD, Calif., May 9, 2006--CalAmp Corp. (Nasdaq: CAMP), a leading provider of wireless products and engineering services, today reported results for its fiscal 2006 full year and fourth quarter ended February 28, 2006.

Fourth Quarter and Fiscal Year 2006 Results
Revenue in the fiscal 2006 fourth quarter was $47.8 million compared to $67.1 million for the fourth quarter of last year. Sales in last year's fourth quarter were benefited by the launch of a new product by one of the Direct Broadcast Satellite (DBS) service providers for which CalAmp was the sole supplier at that time.

Gross profit for the fourth quarter of fiscal 2006 was $12.2 million, or 25.5% of revenues, compared to $12.5 million, or 18.6% of revenues, for the same period last year. The increase in gross margin was primarily the result of improved operating efficiencies and increased sales of higher margin products of the Products Division.

Operating income of $5.6 million in the quarter is $0.6 million higher than the fourth quarter of last year, despite lower revenue. Net income in the quarter was $3.5 million or $0.15 per diluted share, compared to net income of $3.2 million or $0.14 per diluted share for the fourth quarter of last year.

For the year ended February 28, 2006 revenue was $217 million, essentially flat with the prior year. Gross profit of $52.7 million represented a year-over-year improvement of $11.3 million, or 27%. Net income during fiscal 2006 was $14.6 million, which is an 80% increase over the prior year. Diluted EPS increased 72% from $0.36 in fiscal 2005 to $0.62 in fiscal 2006, which is a record for the Company.

"I continue to be quite pleased with our operating execution. Gross margins remained very strong and the Company generated record cash flow from operations in fiscal 2006," commented Fred Sturm, CalAmp's President and Chief Executive Officer. "Our revenue for the fourth quarter reflected the seasonally lower market demand for DBS products. This market continues to provide unique opportunities as our customers roll-out additional services including HDTV while seeking to control subscriber acquisition costs and inventories. We are already seeing some shifts in our product demand. This has resulted in new product development initiatives for our customers that are intended to further integrate our products and thereby lower overall equipment costs. We anticipate submitting initial samples of our next generation products to our customers by the end of our fiscal 2007 first quarter for their review, and following-up with qualification samples in our second quarter. We expect our DBS customers to closely manage their inventories of existing products in order to minimize their costs and bring these newer, more cost-effective products to market faster."

Liquidity
At February 28, 2006, the Company had total cash of $45.8 million, with $7.7 million in total outstanding debt. Net cash provided by operating activities was $22.4 million during the most recent fiscal year, up 79% over the prior year. Inventory was $18.3 million at the end of the fourth quarter, representing annualized turns of about 9 times. Accounts receivable outstanding at the end of the fourth quarter represents a 48 day average collection period.

Acquisition of Dataradio, Inc.
Earlier today, CalAmp announced that it had signed a definitive agreement to acquire Dataradio, Inc., a privately held Canadian company that is a leading provider of mobile and fixed wireless data communication solutions used in public safety, critical infrastructure and industrial control applications. This acquisition provides CalAmp with the opportunity to expand its wireless data communications business for machine-to-machine (M2M) and public safety applications. It also furthers CalAmp's strategic goals of diversifying its customer base and expanding its product offerings into higher-margin growth markets. For the 12 month period ended April 30, 2006, Dataradio had unaudited revenues of approximately U.S. $32 million. During this period, Dataradio generated gross margins in excess of 50%. Dataradio has approximately 175 employees at facilities located in Montreal, Minnesota and Georgia.

The acquisition agreement provides for a cash payment of Canadian $60.1 million (approximately U.S. $54.6 million at the current Canadian Dollar to U.S. Dollar exchange rate of 1.10). CalAmp plans to finance the transaction using a combination of cash on hand and bank debt. The transaction is subject to customary closing conditions and is expected to be completed in the next several weeks.

Business Outlook
Commenting on the Company's fiscal 2007 first quarter outlook, Mr. Sturm said, "Based on our current forecasts, we estimate that fiscal 2007 first quarter revenues will be in the range of $44 to $48 million, with earnings in
the range of $0.09 to $0.13 per diluted share.   This earnings estimate
includes the implementation of accounting for stock compensation expense under provisions of FAS 123R, which we expect to reduce first quarter earnings by approximately $0.01 per share. The earnings estimate does not include the impact of the planned Dataradio acquisition."

Conference Call and Webcast
A conference call and simultaneous webcast to discuss fiscal 2006 fourth quarter and full year financial results, business outlook and the Dataradio acquisition will be held today at 4:30 p.m. Eastern / 1:30 p.m. Pacific. The live webcast of the call is available on CalAmp's web site at www.calamp.com. Participants are encouraged to visit the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.

CalAmp's President and CEO Fred Sturm and CFO Rick Vitelle will host the conference call. After the live webcast, a replay will remain available until the next quarterly conference call in the Investor Relations section of CalAmp's web site.

About CalAmp Corp.
CalAmp is a leading provider of wireless equipment, engineering services and software that enable anytime/anywhere access to critical information, data and entertainment content. With comprehensive capabilities ranging from product design and development through volume production, CalAmp delivers cost-effective high quality solutions to a broad array of customers and end markets. CalAmp is the leading supplier of Direct Broadcast Satellite (DBS) outdoor customer premise equipment to the U.S. satellite television market. The Company also provides wireless connectivity solutions for the telemetry and asset tracking markets, public safety communications, the healthcare industry and digital multimedia delivery applications. For additional information, please visit the Company's website at www.calamp.com.

Forward-Looking Statement
Statements in this press release that are not historical in nature are forward-looking statements, which involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", and variations of these words and similar expressions, are intended to identify forward-looking statements. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including general and industry economic conditions, competition, development factors, operating costs, the Company's ability to eliminate operating losses in its Solutions Division and make this business segment profitable, the Company's ability to efficiently and cost-effectively integrate its acquired businesses, and other risks and uncertainties that are detailed from time to time in the Company's filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.



                         -Financial Tables to Follow-

                                  CAL AMP CORP.
                         CONSOLIDATED INCOME STATEMENTS
                (Unaudited, in thousands except per share amounts)

                                    Three Months Ended        Year Ended
                                       February 28,          February 28,
                                   ------------------     ----------------
                                     2006      2005       2006        2005
                                    -----     ------      -----       -----
Revenues                          $47,789    $67,137    $217,493   $220,027

Cost of revenues                   35,620     54,683     164,747    178,649
                                  -------    -------     -------    -------

Gross profit                       12,169     12,454      52,746     41,378

Operating expenses:
  Research and development          1,967      2,130       9,109      8,320
  Selling                           1,381      1,746       6,963      6,397
  General and administrative        2,800      3,089      10,700     11,499
  Intangible asset amortization       396        436       1,771      1,643
  In-process research and development (10)        -          310        471
                                    ------   -------     -------    -------
                                    6,534      7,401      28,853     28,330
                                    ------   -------     -------    -------
Operating income                    5,635      5,053      23,893     13,048

Non-operating income (expense), net   305         11         536       (120)
                                    ------   -------     -------    -------

Income before income taxes          5,940      5,064      24,429     12,928

Income tax provision               (2,475)    (1,830)     (9,867)    (4,852)
                                    ------   -------     -------    -------

Net income                         $3,465    $ 3,234     $14,562   $  8,076
                                   =======   =======     =======    =======

Net income per share:
  Basic                             $0.15      $0.14       $0.64      $0.38
  Diluted                           $0.15      $0.14       $0.62      $0.36

Shares used in per share calculations:
  Basic                            22,857     22,438      22,605     21,460
  Diluted                          23,843     23,101      23,415     22,193


Business Segment Information

                                    Three Months Ended         Year Ended
                                        February 28,          February 28,
                                     ------------------     ----------------
                                     2006       2005         2006     2005
                                    -----      ------       -----    -----
Revenue
  Products Division               $43,577     $60,855     $196,908  $194,835
  Solutions Division                4,212       6,282       20,585    25,192
                                  -------     -------      -------   -------
    Total revenue                 $47,789     $67,137     $217,493  $220,027
                                  =======     =======     ========   =======

Gross profit
  Products Division               $10,614     $11,259     $ 45,589  $ 35,765
  Solutions Division                1,555       1,195        7,157     5,613
                                  -------     -------      -------   -------
    Total gross profit            $12,169     $12,454     $ 52,746  $ 41,378
                                  =======     =======      =======   =======

Operating income (loss)
  Products Division               $ 7,908     $ 8,455     $ 31,361  $ 25,316
  Solutions Division               (1,161)     (2,080)      (3,190)   (8,051)
  Corporate expenses               (1,112)     (1,322)      (4,278)   (4,217)
                                  -------     -------      -------   -------
Total operating income            $ 5,635     $ 5,053     $ 23,893  $ 13,048
                                  =======     =======      =======   =======

                                  CAL AMP CORP.
                           CONSOLIDATED BALANCE SHEETS
                           (Unaudited - In thousands)
                                                         Feb.28,     Feb. 28,
                                                          2006          2005
                Assets                                    ----          ----
Current assets:
  Cash and cash equivalents                            $ 45,783      $ 31,048
  Accounts receivable, net                               28,630        27,027
  Inventories                                            18,279        21,465
  Deferred income tax assets                              4,042         6,118
  Prepaid expenses and other current assets               2,502         2,876
                                                       --------      --------

       Total current assets                              99,236        88,534

Equipment and improvements, net                           5,438         5,383
Deferred income tax assets                                2,344         5,285
Goodwill                                                 91,386        92,834
Other intangible assets, net                              5,304         4,028
Other assets                                                638           691
                                                       --------      --------
                                                       $204,346      $196,755
                                                       ========      ========
             Liabilities and Stockholders' Equity
Current liabilities:
  Current portion of long-term debt                    $  2,168      $  2,897
  Accounts payable                                       12,011        18,389
  Accrued payroll and employee benefits                   3,608         3,652
  Other accrued liabilities                               2,763         3,127
  Deferred revenue                                        1,323         1,597
                                                       --------      --------
      Total current liabilities                          21,873        29,662
                                                       --------      --------

Long-term debt, less current portion                      5,511         7,679
                                                       --------      --------
Other non-current liabilities                               853         1,126
                                                       --------      --------

Stockholders' equity:
  Common stock                                              232           227
  Additional paid-in capital                            135,022       131,784
  Common stock held in escrow                            (2,532)       (2,548)
  Retained earnings                                      44,188        29,626
  Accumulated other comprehensive loss                     (801)         (801)
                                                       --------      --------
      Total stockholders' equity                        176,109       158,288
                                                       --------      --------
                                                       $204,346      $196,755
                                                       ========      ========

                                        CAL AMP CORP.
                            CONSOLIDATED CASH FLOW STATEMENTS
                                (Unaudited - In thousands)

                                                              Year Ended
                                                              February 28,
                                                              ------------
                                                          2006          2005
                                                          ----          ----

Cash flows from operating activities:
    Net income                                         $ 14,562     $  8,076
    Depreciation and amortization                         4,372        4,340
    Write-off of in-process R&D                             310          471
    Equipment impairment writedowns                           -          241
    Tax benefit of option exercises                       1,158          388
    Deferred tax assets, net                              6,236        4,201
    Changes in operating working capital                 (4,301)      (5,105)
    Other                                                    43          (76)
                                                       --------      -------
       Net cash provided by operating activities         22,380       12,536
                                                       --------      -------

Cash flows from investing activities:
    Capital expenditures                                 (2,296)      (2,359)
    Proceeds from sale of assets                            146        1,749
    Acquisition of Skybility business                    (4,897)           -
    Acquisition of Vytek Corp., net of cash acquired          -       (1,776)
                                                       --------      -------
       Net cash used in investing activities             (7,047)      (2,386)
                                                       --------      -------

Cash flows from financing activities:
    Debt repayments, net of borrowings                   (2,888)      (3,043)
    Proceeds from stock option exercises                  2,290        1,056
                                                       --------      -------
       Net cash used in financing activities               (598)      (1,987)
                                                       --------      -------

Net change in cash and cash equivalents                  14,735        8,163
Cash and cash equivalents at beginning of period         31,048       22,885
                                                       --------      -------
Cash and cash equivalents at end of period             $ 45,783      $31,048
                                                       ========      =======